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                                POWER OF ATTORNEY

                               FOR CERTAIN FILINGS

                      UNDER THE SECURITIES EXCHANGE ACT OF

                                      1934

I, DAVID E. SHAW, hereby make, constitute and  appoint each of:

                  Lou Salkind,

                  Stu Steckler,

                  Anne Dinning and

                  Danny Fishbane,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name, my individual capacity and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner of D. E. Shaw & Co., L.P.) all documents, certificates, instruments, statements, other filings and amendments to the foregoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof.

IN WITNESS WHEREOF, I have executed this instrument as of the date set forth below.

Date:  January 14, 1997


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DAVID E. SHAW

/s/ David E. Shaw
New York, New York